Exhibit 10.38
AMERUS GROUP CO.
RESTRICTED STOCK AGREEMENT
     This Restricted Stock Agreement dated as of ___(the “Agreement”), by and between AmerUs Group Co. (the “Company”) and ___(“Employee”).
     The Company desires to provide restricted stock to Employee as an incentive for Employee to remain in the service of the Company or its subsidiaries.
     In consideration of the mutual covenants and agreements herein set forth and in consideration of the Employee’s continued service with the Company or its subsidiaries, the parties agree as follows:
     1. Grant of Restricted Stock. The Company hereby grants to the Employee ___ shares of the Company’s Common Stock (“Restricted Stock”). The Restricted Stock is subject to the terms and conditions of this Agreement and the Company’s___[insert applicable plan] Stock Incentive Plan (the “Plan”).
     2. Restricted Stock Certificates. Unless otherwise determined by the Company, Restricted Stock shall be issued in book entry form only. Employee agrees that any stock certificate evidencing the shares of Restricted Stock issued to Employee shall bear a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially in the following form:
     “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the AmerUs Group Co. Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and the Company. Copies of such Plan and Agreement are on file in the offices of the Company, 699 Walnut Street, Des Moines, Iowa 50309.”
     Employee agrees that any stock certificate evidencing the shares of Restricted Stock shall be held in custody by the Company until the restrictions shall have lapsed, and that, as a condition of any certificated Restricted Stock Award, Employee shall have delivered a stock power, endorsed in blank, relating to the Restricted Stock.
     3. Restriction Period. If Employee ceases to be employed by the Company or its subsidiaries at any time during the Restricted Period, for any reason or no reason, except as provided in Section 4, (whether with or without cause, voluntary or involuntary, or as a result of resignation), the Employee’s rights to the Restricted Stock and all other rights and interests hereunder shall automatically terminate and be forfeited. [Insert Restriction Period and vesting schedule] Upon the lapse of the Restricted Period with respect to a share of Restricted Stock, all restrictions applicable to such share of Restricted Stock shall automatically lapse and such share of the Restricted Stock shall as soon as practicable be delivered by the Company to the Employee without any restrictions.
     For purposes of this Agreement, (i) a transfer of Employee from the Company to a subsidiary or vice-versa, or from one subsidiary to another, shall not be deemed a termination of employment; and (ii) an Employee who is granted a leave of absence shall be deemed to have remained continuously in the employ of the Company or a subsidiary during such leave of absence.

     4. Termination on Death, Disability or Normal Retirement; Change of Control. Notwithstanding paragraph 3, the Restricted Stock shall immediately vest and all restrictions applicable to such shares shall immediately lapse upon the occurrence of the Employee’s death, disability, normal retirement or a Change of Control and the Restricted Shares shall be delivered without any restrictions to Employee or his or her representative as soon as practicable following any such event. For purposes of this paragraph, the terms disability and normal retirement shall be as defined in Section 1 of the Plan.
     5. Transferability. Except as provided in the next sentence or as otherwise determined by the Committee, Employee agrees that the Restricted Stock may not be sold, transferred, pledged or assigned during the Restricted Period. The Employee may transfer any Restricted Stock (the “Transferred Restricted Stock”) to certain family members (including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests) by way of gift or domestic relations order. Following a transfer permitted by the prior sentence, such transferee will be bound by the same restrictions applicable to the Transferred Restricted Stock prior to the transfer to such transferee. Any transfers for value are, however, not permitted.
     6. Rights of a Stockholder. Except as provided in paragraph 3, the Employee shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Employee hereby authorizes the Company to apply all cash dividends paid in connection with the Restricted Stock to purchase additional shares of the Company’s Common Stock pursuant to the Company dividend reinvestment program. All shares purchased will become Restricted Stock subject to the terms and conditions of this Agreement.
     7. Administration. The Committee shall have the right to resolve all questions which may arise in connection with the Restricted Stock. Any interpretation, determination or other action made or taken by the Committee regarding the Restricted Stock shall be final, binding and conclusive.
     8. General. This Agreement shall be binding on the Employee, any heirs and personal representatives and on the Company and its successors and assigns. This Agreement may be executed in two or more counterparts, any one of which shall be deemed an original without reference to the others. This Agreement is not, and shall not be construed in any way, as an employment agreement for the benefit of Employee. Notice given hereunder shall be in writing, and delivered either in person or by special delivery, return receipt requested, and shall be deemed given on the second day after being personally delivered or mailed, as the case may be. A capitalized term not otherwise defined herein shall have the meaning set forth in the Plan. In the event of any conflict between the Agreement and the Plan, the terms of the Plan will govern.
     The parties hereto have executed this Agreement as of the date and year first above written.

AMERUS GROUP CO.

By:

Dated: